Mr. Keith Creel                                August 10, 2015
President and Chief Operating Officer
CP

Keith:
As part of CP’s long term succession plan, you were recently appointed as a Company (non-independent) director on CP’s Board. Coincident with this appointment and as the next step in your expected progression, the following changes will be made to your existing employment agreement with Canadian Pacific Railway Company and Soo Line Railroad Company dated February 5, 2013 (“Employment Agreement”):

1)	Effective June 25th your Employment Agreement and any renewals or extensions will be considered to be solely with Canadian Pacific Railway Company (CP).

2)	Your position will be based at CP’s head office in Calgary, Alberta, Canada effective as soon as possible but no later than August 30th, 2015.

3)	CP will be solely responsible for the cost, administration and payment of any accrued compensation amounts that are owed or will be owing to the executive.

4)	The Employment Agreement specifically contemplates tax equalization between United States and Canadian jurisdictions. This arrangement continues in place.

5)	To recognize and offset any expected additional costs, effective January, 1ST 2016 your annual salary will be increased by $25,000 USD.

6)
To acknowledge your continuing SOO line duties, $150,000 of your base salary will be paid through US payroll. All other compensation will be paid through the Canadian payroll of Canadian Pacific Railway Company.

7)
Effective as soon as possible, but no later than August 30, 2015, you will no longer participate in the Canadian Pacific US Salaried Retirement Income Plan, Canadian Pacific US Supplemental Executive Retirement Plan and the 401K plan. Effective the same date, you will be enrolled in the Defined Contribution Option of the Canadian Pacific Railway Company Pension Plan and the Canadian Pacific Railway Supplemental Executive Retirement Plan.

8)	Future equity grants will continue to be issued on the NYSE (New York Stock Exchange) in USD.

9)	All compensation and benefits are calculated and paid in USD.

10)	This supplement contemplates that you will be made whole for any tax and related expenses that are required to effect these changes that have not been anticipated by this amendment.
To indicate your acceptance of these amendments to your existing Employment Agreement, please sign and return a copy to my attention.
Sincerely,

/s/ Peter Edwards
Peter J. Edwards
Vice President of Human Resources
CP

I concur with the terms of this agreement

__/s/ Keith Creel___________________
Keith Creel
President and Chief Operating Officer
CP

Signed __August 10, 2015____________
At Calgary, Alberta

Witnessed __/s/ John Derry___________